For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports 2006 Second Quarter Results

MADISON, Wis., August 2, 2006—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s largest owner, operator and developer of indoor waterpark resorts, today reported results for the quarter ended June 30, 2006.

Second Quarter 2006 Highlights

•	Reported Adjusted EBITDA of $8.4 million, total revenues of $35.8 million, Adjusted net income of $0.1 million, and Adjusted net income per share of $0.00.

•	Opened the company’s first licensed and managed Great Wolf Lodge in Niagara Falls, Ontario, Canada.

•	Broke ground on both the 404-suite Great Wolf Lodge resort in Grapevine, Texas and a 103-suite expansion of the existing Great Wolf Lodge resort in Williamsburg, Va.

•	Joint venture partner received approval from the Bureau of Indian Affairs to transfer into trust a 39-acre site intended for construction of a Great Wolf Lodge resort in Grand Mound, Wash.

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In the 2006 second quarter, Great Wolf Resorts reported a net loss of $(1.4) million, or $(0.05) per diluted share, compared to a net loss of $(2.7) million, or $(0.09) per share, in the second quarter of 2005.

“Our brand continues to build momentum and drive our improved operating results, which were at the top end of our Adjusted EBITDA guidance,” said John Emery, chief executive officer. “Our portfolio of properties showed strong year-over-year improvement in the second quarter, with overall same store revenue per available room (RevPAR) up more than 16 percent. That increase reflects the positive impact in April of the shifting of the Easter holiday from the first quarter in 2005 to the second quarter in 2006, but our same-store RevPAR results for the May/June period were also positive. Each of our properties, with the exception of our Traverse City resort, had year-over-year RevPAR improvement in the second quarter. Also, same store advance bookings currently pace ahead of bookings at the same point in 2005 for our portfolio.”

Operating Results

“Our newest two properties in the East Coast market continue to perform extremely well,” Emery said. “We are finding that the high visibility of our Poconos and Williamsburg resorts is boosting the results of both properties. Our strategy for these two properties includes combined marketing campaigns to capitalize on the growing recognition of our brand among the substantial East Coast population base. We believe this can continue to help the performance of both properties going forward.”

The company’s Wisconsin Dells property achieved strong year-over-year RevPAR growth for the second quarter of 2006, reflecting the positive impact of the recent $14.7 million

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waterpark expansion and the addition of 77 new condominium units in the 2005 third quarter. “The Dells is arguably the nation’s most competitive indoor waterpark market,” he said. “With these recent enhancements, we now are in stronger competitive condition in this market.”

The company’s Blue Harbor Resort & Conference Center in Sheboygan, Wis. had year-over-year RevPAR growth, reflecting both higher occupancy and higher average rate during the second quarter. “Our new team there has done an excellent job, particularly with their increased focus on group sales, and we see continued growth opportunity over time,” Emery said.

The Sandusky, Ohio Great Wolf Lodge continued to reflect the difficult regional economic conditions and increased competition in the market. “In the face of marketplace challenges, this property’s team also performed well, with an excellent focus on cost control. Sandusky remains a highly competitive market, but we believe that our high brand acceptance and superior attention to guest experience will enhance our position,” Emery said.

The Kansas City, Kan. Great Wolf Lodge continued its year-over-year improvement, despite sustaining tornado damage to the roof of its indoor waterpark in March. The property is fully operational this summer with temporary repairs, pending completion of permanent repairs expected in September. “The permanent roof repair work planned for September will require us to close the resort’s indoor waterpark for approximately two weeks,” Emery noted. “We currently estimate the additional cost of lost revenue as a result of this shutdown will be between $300,000 and $400,000.

“Our Traverse City, Mich., resort performed well despite continued on-going difficulties and uncertainties facing the automobile industry and its employees,” Emery said. “The market

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remains difficult to predict, but we believe it has stabilized. Despite the difficult market conditions, the resort continues to generate substantial EBITDA for us.”

The company noted that its second quarter operating environment continued to reflect pressures on consumer discretionary spending from general economic conditions, including high gas prices and rising interest rates. “Our focus continues to be on providing an attractive value proposition to families, to offset the general consumer spending pressures,” Emery said. “We believe our strategy is working, as evidenced by the overall same store improvements and positive advance booking trends we currently are seeing. We do expect, however, that the consumer discretionary spending environment will remain challenging for the remainder of 2006.”

Operating statistics for the company’s portfolio of resorts for the second quarter of 2006 are listed below. The company’s operating statistics were positively impacted by the shift of the Easter holiday from the first quarter in 2005 to the second quarter in 2006.

	Same Store Comparison (a)
	Q2	Q2
	2006	2005	Increase (Decrease)
			$		%

Occupancy	64.9%	58.7%		N/A	10.6%

ADR	$205.91	$195.92		$9.99	5.1%

RevPAR	$133.71	$115.05		$18.66	16.2%

Total RevPOR	$305.98	$297.52		$8.46	2.8%

Total RevPAR	$198.70	$174.72		$23.98	13.7%

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	All Properties Comparison (b)
	Q2	Q2
	2006	2005	Increase (Decrease)
			$		%

Occupancy	62.9%	58.7%		N/A	7.2%

ADR	$234.95	$195.92		$39.03	19.9%

RevPAR	$147.67	$115.05		$32.62	28.4%

Total RevPOR	$352.45	$297.52		$54.93	18.5%

Total RevPAR	$221.52	$174.72		$46.80	26.8%

(a)	Same store comparison includes only properties that were open for the entire period of Q2 2005 and Q2 2006 (that is, the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan and Williamsburg resorts).

(b)	All properties comparison includes all properties that were open at any point during Q2 2005 or Q2 2006.

Increased Synergies

“We are seeing growing synergies as we expand the national presence of our brand,” Emery noted. “With the recent opening of the Niagara Falls Great Wolf Lodge in April, we believe brand awareness will continue to strengthen.

“We believe the marketing synergies between all of our properties will expand as we open new resorts,” he pointed out. “We have launched a new Web site that provides views of room styles and resort facilities and is much more functional for booking rooms. We already are seeing more Web-based reservations, which are more cost-effective. Also adding strength to our marketing efforts, we retained Doner, the nation’s largest independent advertising agency, at the start of the third quarter to manage our brand advertising. They have significant consumer experience and will play an important role in further building brand awareness.”

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Construction Update

The company opened the first Great Wolf Lodge in Canada in April. Owned by Ripley Entertainment, it is the company’s first licensed property and is managed by Great Wolf Resorts. “The property has been very well received and is in line with our expectations in its first summer,” Emery noted. “Booking patterns are strong, and we are encouraged by the advanced reservations we have received.”

In June, the company broke ground on the 450,000-square-foot Great Wolf Lodge in Grapevine, Texas. The eight-story, 404-suite property will feature a 98,000-square-foot indoor entertainment area and 10,000 square feet of meeting and banquet space. The property is scheduled to open in late 2007.

Construction on the 401-suite Great Wolf Lodge resort in Mason, Ohio, a $100 million-plus project being built in a joint venture with CBS Corporation, remains on budget and on track for a late 2006 opening. The property will feature a 93,000-square-foot indoor entertainment area and 40,000-square-foot conference center. The resort is located adjacent to Kings Island theme park. Great Wolf Resorts owns an 84 percent equity share in the joint venture and will manage the resort.

Land for the future site of the planned Grand Mound, Wash., Great Wolf Lodge was transferred into trust during the second quarter, the final major step prior to construction. Construction on the 340-suite resort with a 65,000-square-foot indoor waterpark and 30,000-square-foot conference center is expected to commence in the 2006 third quarter with an

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anticipated late 2007 opening. The project is a joint venture between the company and The Confederated Tribes of the Chehalis Reservation.

In the second quarter the company broke ground on a $20 million-plus expansion of its Williamsburg, Va., resort. The expansion will add 103 suites to its existing 301 suites and 7,500 square feet of meeting space, bringing the total to close to 15,000 square feet. The indoor waterpark will be expanded by 12,000 square feet to 67,000 square feet.

The company noted that it has seen an increase in overall construction costs over the past year. “We expect, however, that we will still achieve our targeted range of returns of Adjusted EBITDA to total construction cost for new projects,” Emery noted.

Development Update

“Our pipeline of potential development deals continues to expand,” Emery said. “Our primary focus is on pursuing development opportunities with high barriers to entry for competitors, to provide the best opportunity for long-term, successful growth. Our criteria for new projects generally include:

•	A site location within each target market that offers consumer awareness and is difficult to replicate.

•	Resorts with at least 350-400 suites with broad, family-focused amenity packages, including expanded food and beverage offerings.

•	Strategic partnerships with other regional entertainment providers that offer superior site locations, marketing synergies, and an expanded family vacation experience.

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“We are in serious negotiations for a number of locations, primarily in the Northeast and Mid-Atlantic regions and the West Coast,” Emery said. “Internationally, our focus is on the development of Great Wolf Lodges under license and management contracts. We are in early stage discussions on several opportunities. Because of the complex nature of development, it is difficult to predict the precise timing of announcement of our future projects.”

Capital Structure Enhanced

On July 28, 2006, the company closed on a $79.5 million loan with Merrill Lynch Capital and HSH Nordbank for the Great Wolf Lodge under construction in Grapevine, Texas. The first draw on this loan is anticipated in early 2007.

“We continue to have strong cash flow and currently have more than $57 million of unrestricted cash on our balance sheet to fund our future development plans,” said James A. Calder, chief financial officer. “Our current ratio of net debt to trailing 12 months adjusted EBITDA is approximately 3.1 times, and approximately 70 percent of our long-term debt is fixed with an average debt maturity of 12 years. We have a substantial borrowing capacity as both of our East Coast resorts are unencumbered by mortgage debt.”

Key Financial Data

As of June 30, 2006, Great Wolf Resorts had:

•	Total cash, cash equivalents, and restricted cash of $61.5 million

•	Total secured debt of $129.5 million

•	Total unsecured debt of $51.5 million

•	Weighted average cost of total debt of 7.8 percent

•	Weighted average debt maturity of 12 years

•	Total construction in progress for resorts currently under construction but not yet opened of approximately $90.6 million.

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Outlook and Guidance

“Based on the strong first half and current booking patterns, we are tightening our full year 2006 Adjusted EBITDA guidance by raising the lower end of our full year 2006 Adjusted EBITDA guidance to $32 million from $30 million,” Emery said. “We remain optimistic about the company’s outlook and its development potential.” The company provides the following outlook and earnings guidance for the third quarter and full year 2006 (amounts in thousands, except per share data):

	Q3 2006		Full year 2006
	Low	High	Low	High
Net income (loss)	$720	$1,920	$(6,060)	$(3,060)

Net income (loss) per diluted share	$0.02	$0.06	$(0.20)	$(0.10)

Adjusted EBITDA (a)	$11,000	$13,000	$32,000	$37,000

Adjusted net income (loss) (a)	$1,800	$3,000	$(300)	$2,700

Adjusted net income (loss) per diluted share	$0.06	$0.10	$(0.01)	$0.09

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see the tables accompanying this press release.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its second-quarter 2006 results today, August 2, at 10 a.m. Eastern time. Stockholders and other interested parties may listen to

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a simultaneous webcast of the conference call on the Internet by logging onto Great Wolf Resorts’ Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 240-5318, reference number 11066170. A recording of the call will be available by telephone until midnight on Wednesday, August 9, 2006, by dialing (800) 405-2236, reference number 11066170. A replay of the conference call will be posted on the company’s Web site through September 2, 2006.
Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt, (f) opening costs of resorts under development, (g) shareholder litigation expenses, (h) equity in earnings (loss) of affiliates, (i) loss on sale of assets, and (j) minority interests. The company defines Adjusted net income (loss) as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt, (c) opening costs of resorts under development, (d)

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shareholder litigation expenses, (e) loss on sale of assets, and (f) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and

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Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.
Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws.  All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict.  Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, and other factors discussed under Item IA (Risk Factors) in Great Wolf Resorts 2005 Form 10-K. We assume no duty to update these statements.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

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About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF) is North America’s largest family of indoor waterpark resorts and owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently in predevelopment and/or under construction in Mason, Ohio; Grapevine, Texas; and Grand Mound, Wash.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s website at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Revenues:
Rooms	$21,453	$17,023	$44,140	$35,099
Food and beverage	5,200	4,524	10,971	9,219
Other resort operations	4,907	4,485	10,429	8,710
Management and other fees	1,264	—	2,138	—

	32,824	26,032	67,678	53,028
Other revenue from managed properties	3,003	—	5,985	—

Total revenues	35,827	26,032	73,663	53,028

Operating expenses:
Resort departmental expenses	11,374	11,166	23,567	20,834
Selling, general and administrative	10,952	7,327	22,603	14,565
Property operating costs	3,687	3,695	7,837	7,034
Opening costs for resorts under development	1,012	651	1,738	3,369
Debt extinguishment costs	—	—	—	2,115
Loss on sale of assets	—	—	578	—
Depreciation and amortization	6,169	6,085	12,267	11,119

	33,194	28,924	68,590	59,036
Other expenses from managed properties	3,003	—	5,985	—

Total operating expenses	36,197	28,924	74,575	59,036
Operating loss	(370)	(2,892)	(912)	(6,008)
Interest income	(769)	(356)	(1,452)	(648)
Interest expense	1,720	1,968	3,582	3,024

Loss before minority interests, equity in unconsolidated affiliates and income taxes	(1,321)	(4,504)	(3,042)	(8,384)
Minority interest expense, net of tax	(23)	-	(37)	-
Equity in unconsolidated affiliates, net of tax	615	-	525	-
Income tax benefit	(511)	(1,802)	(1,185)	(3,344)

Net loss	$(1,402)	$(2,702)	$(2,345)	$(5,040)

Net loss per share:
Basic	$(0.05)	$(0.09)	$(0.08)	$(0.17)
Diluted	$(0.05)	$(0.09)	$(0.08)	$(0.17)

Weighted average common shares outstanding:
Basic	30,300	30,133	30,224	30,133
Diluted	30,300	30,133	30,224	30,133

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Net loss	$(1,402)	$(2,702)	$(2,345)	$(5,040)
Adjustments:
Interest expense, net	951	1,612	2,130	2,376
Income tax benefit	(511)	(1,802)	(1,185)	(3,344)
Depreciation and amortization	6,169	6,085	12,267	11,119
Non-cash employee compensation	857	(584)	1,672	(246)
Minority interest expense, net of tax	(23)	—	(37)	—
Equity in unconsolidated affiliates, net of tax	615	—	525	—
Loss on sale of assets	—	—	578	—
Debt extinguishment costs	—	—	—	2,115
Shareholder litigation expenses	700	—	773	—
Opening costs for resorts under development	1,012	651	1,738	3,369

Adjusted EBITDA (1)	$8,368	$3,260	$16,116	$10,349

Net loss	$(1,402)	$(2,702)	$(2,345)	$(5,040)
Adjustments to net loss, net of income taxes:
Non-cash employee compensation	514	(350)	1,003	(148)
Loss on sale of assets	—	—	347	—
Debt extinguishment costs	—	—	—	1,269
Shareholder litigation expenses	420	—	464	—
Opening costs for resorts under development	607	391	1,043	2,021

Adjusted net income (loss) (1)	$139	$(2,661)	$512	$(1,898)

Adjusted net income (loss) per share:
Basic	$0.00	$(0.09)	$0.02	$(0.06)
Diluted	$0.00	$(0.09)	$0.02	$(0.06)
Weighted average shares outstanding:
Basic	30,300	30,133	30,244	30,133
Diluted	30,300	30,133	30,244	30,133

Great Wolf Resorts, Inc.
Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
All Properties
Occupancy	62.9%	58.7%	64.7%	65.1%
ADR	$234.95	$195.92	$236.42	$205.23
RevPAR	$147.67	$115.05	$152.85	$133.67
Total RevPOR	$352.45	$297.52	$356.49	$315.79
Total RevPAR	$221.52	$174.72	$230.48	$205.69
All — Same Store (2)
Occupancy	64.9%	58.7%	63.9%	64.8%
ADR	$205.91	$195.92	$194.81	$199.94
RevPAR	$133.71	$115.05	$124.44	$129.48
Total RevPOR	$305.98	$297.52	$297.39	$300.79
Total RevPAR	$198.70	$174.72	$189.96	$194.79

The company defines its operating statistics as follows:

Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue
(including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (3)
(in thousands, except per share amounts)

	Three Months Ending	Year Ending
	September 30,	December 31,
	2006	2006

Net income (loss)	$1,320	$(4,560)

Adjustments:
Interest expense, net	1,100	5,000
Income tax benefit	880	(3,040)
Depreciation and amortization	6,500	26,200
Non-cash employee compensation	800	3,200
Minority interest expense	(200)	(1,100)
Equity in unconsolidated affiliates	600	2,400
Loss on sale of assets	—	600
Shareholder litigation expenses	—	800
Opening costs of resorts under development	1,000	5,000
Adjusted EBITDA (1)	$12,000	$34,500
Net income (loss)	$1,320	$(4,560)

Adjustments to net income (loss), net of income taxes:
Non-cash employee compensation	480	1,920
Loss on sale of assets	—	360
Shareholder litigation expenses	—	480
Opening costs of resorts under development	600	3,000
Adjusted net income (1)	$2,400	$1,200

Net income (loss) per share:
Basic	$0.04	$(0.15)
Diluted	$0.04	$(0.15)

Adjusted net income per share:
Basic	$0.08	$0.04
Diluted	$0.08	$0.04

Weighted average shares outstanding:
Basic	30,300	30,300
Diluted	30,300	30,300

(1) See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAP Financial Measures” section of this press release.

(2) Same store comparison includes properties that were open for the full periods in both 2005 and 2006 (that is, the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan and Williamsburg resorts for the three months ended June 30, and the Wisconsin Dells, Sandusky, Traverse City, Kansas City, and Sheboygan resorts for the six months ended June 30).

(3) The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.